                                                                   EXHIBIT 12(a)

                            BANKBOSTON CORPORATION
        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                       (Excluding Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the five years ended December 31, 1998 were as follows:


                                                           Years Ended December 31,
                                                           ------------------------
(Dollars in millions)
                                            1998        1997        1996        1995        1994
                                            -----       -----       -----       -----       -----
Net income                                $   792     $   879     $   650     $   678     $   542
Extraordinary item, net of tax                                                                 7
Income tax expense                            477         589         483         529         422
                                          -------     -------     -------     -------     -------
     Pretax earnings                        1,269       1,468       1,133       1,207         971
                                          -------     -------     -------     -------     -------

Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                           42          39          40          38          35

Interest on borrowed funds                  1,179       1,050         873       1,079       1,038
                                          -------     -------     -------     -------     -------
          Total fixed charges               1,221       1,089         913       1,117       1,073
                                          -------     -------     -------     -------     -------
Earnings (for ratio calculation)          $ 2,490     $ 2,557     $ 2,046     $ 2,324     $ 2,044
                                          =======     =======     =======     =======     =======


Total fixed charges                       $ 1,221     $ 1,089     $   913     $ 1,117     $ 1,073
                                          =======     =======     =======     =======     =======

Ratio of earnings to fixed
   charges                                   2.04        2.35        2.24        2.08        1.90
                                          =======     =======     =======     =======     =======

For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" represent income before extraordinary item plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.